Exhibit 5.1
December 21, 2007
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, Oklahoma 73118
     RE: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for SandRidge Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 of the offer and sale of up to 4,907,675 shares of common stock, par value $0.001 per share (the “Common Stock”), pursuant to the SandRidge Energy, Inc. 2005 Stock Plan and 1,000,000 shares of Common Stock pursuant to the 401(k) Plan of SandRidge Energy, Inc. (collectively, the “Plans”). The shares of common stock that are to be issued under the Plans are referred to herein as the “Shares.”
     In connection with the opinion expressed herein, we have examined, among other things, (i) the Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Shares, and (iii) the registration statement on Form S-8 filed in connection with the Shares (the “Registration Statement”). We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.
     Based upon the foregoing, we are of the opinion that when the Shares have been duly authorized and when issued in accordance with the provisions of the applicable Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.
     The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus incorporated by reference in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.

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